UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Restore Medical, Inc.

(Name of Registrant as Specified In Its Charter)

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Item 1: The following summary of key messages was prepared by Restore Medical, Inc. for use in discussion with and by the sales force of Restore Medical.
Key Messages
Medtronic’s Acquisition of Restore Medical
•	Medtronic will acquire Restore Medical at a price of $1.60 per share in cash. The total value of the transaction, including payment of Restore debt, will be approximately $29 million. For Restore shareholders, the $1.60 per share price represents approximately a 3X premium over Restore’s $0.55 share value as of April 22nd.
•	Medtronic’s acquisition of Restore will accelerate Medtronic ENT’s entry into the large, growing and evolving sleep market.
•	Similar to Philip’s recent acquisition of RESP, Medtronic’s acquisition of Restore is another example of a world-leader in medical devices recognizing the opportunity and making an investment in the sleep market.
•	Medtronic’s family of ENT products includes a variety of instruments and tools which today are used to treat upper airway obstructions other than the soft palate, primarily in the sinuses and the tonsils/adenoids. The Pillar System will complement the Medtronic ENT product portfolio and will allow Medtronic to offer a broader line of OSA and snoring treatment options to its ENT customers.
•	Medtronic’s acquisition of Restore creates a platform to generate new growth in Medtronic’s ENT business with a proven, office-based procedure in one of the fastest growing segments of the sleep market today.
•	The combination of Restore with the Medtronic ENT franchise provides unique benefits to both physicians and patients — we believe this merger will make the Pillar Procedure available to more patients suffering from sleep apnea and snoring.
•	The transaction is subject to approval of the Restore Medical shareholders and other customary closing conditions. The transaction is expected to close within 90 days. Until then, Medtronic ENT and Restore will continue to operate as separate businesses.
•	During this interim period, teams from both Medtronic ENT and Restore will develop plans to ensure a smooth transition.
•	Until closing, it is business as usual — we will continue to focus on providing the highest quality products possible and meet the needs of our customers.
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FORWARD-LOOKING STATEMENTS
This summary of key messages contains forward-looking statements, which involve a number of risks and uncertainties. Medtronic and Restore Medical caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Forward looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Medtronic and Restore Medical, including future financial and operating results, post-acquisition plans, objectives, expectations and intentions and other statements that are not historical facts.
The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Restore Medical’s shareholders to approve the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Medtronic’s and Restore Medical’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s web site http://www.sec.gov. Medtronic and Restore Medical disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.
ADDITIONAL INFORMATION ABOUT THIS TRANSACTION
Restore Medical will file with the SEC and mail to its shareholders a proxy statement that will contain important information about Restore Medical, the proposed merger and related matters. Shareholders are urged to read the proxy statement regarding the proposed merger when it becomes available because it will contain important information that shareholders should consider before making a decision about the merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by Restore Medical with the SEC at the SEC’s website at www.sec.gov. The proxy statement (when it is available) and the other documents may also be obtained for free by accessing Restore Medical’s website at www.restoremedical.com by clicking on the “About Restore Medical” link and then clicking on the “Investor Relations” link and then clicking on the “SEC Filings” heading, by writing to Restore Medical at 2800 Patton Road, St. Paul, MN 55113, Attention: Chris Geyen, or by emailing cgeyen@restoremedical.com.
Medtronic, Restore Medical and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Restore Medical’s shareholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Restore Medical’s shareholders in connection with the proposed merger will be set forth in the proxy statement when it is filed with the SEC. You can find information about Medtronic’s executive officers and directors in its definitive proxy statement filed with the SEC on July 20, 2007. You can find information about Restore Medical’s executive officers and directors in its definitive proxy statement filed with the SEC on April 16, 2007. You can obtain free copies of these documents from Medtronic and Restore Medical using the contact information above